Exhibit 10.12
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Cate Gutowski (“Associate”) and Primo Water Holdings, Inc. (the “Company”). This Agreement constitutes the complete and final settlement of any and all disputes which either party may have against the other arising from or relating to Associate’s employment with the Company and any claims or actions either party has brought or could have brought against the other or the RELEASEES (as defined below). This Agreement must be returned by Associate no later than 21 days after providing to Associate.

W I T N E S S E T H:

WHEREAS, the parties have enjoyed a mutually beneficial relationship and neither party has made or suggested any claim for legal liability against the other party;

WHEREAS, the Company recognizes the achievements of the Associate and that she has met milestones set by the Company;

WHEREAS, each party acknowledges that the other party is releasing and waiving rights that such party holds, which party is not otherwise obligated to release or waive;

WHEREAS, the parties are party to a formal written employment agreement dated September 16, 2021 (the “Offer Letter”) and Associate and the Company wish to enter an agreement to evidence their intent to sever their employment relationship effective on the Termination Date (as defined below) and resolve any and all claims or potential claims that either party may have against the other party or the RELEASEES (as defined below), from the beginning of time through the date which both parties have signed this Agreement;

WHEREAS, the Company and Associate, each as a matter of policy in terminating its relationship with the other expressly deny any wrongdoing whatsoever including, but not limited to, with respect to the Company denial, any conduct with respect to any aspect of Associate’s employment, attendant employment benefits and/or termination of employment and any violation of any federal, state or local statute, ordinance or law which pertains to employment and/or attendant employment benefits, and with respect to the Associate denial, any conduct with respect to any aspect of Associate’s employment in accordance with her terms of employment or in accordance with any applicable laws, rules or regulations; and

WHEREAS, Associate, with full and fair opportunity and advisement to consult with an attorney of Associate’s choosing, and the Company reached an amicable and final resolution of all claims, if any, of Associate against the Company or the Company against Associate, in order to avoid the expense and inconvenience of any litigation or further proceedings.

NOW, THEREFORE, in consideration of the obligations upon Associate and the Company as set forth in this Agreement, the continued employment, compensation and benefits received by Associate through the Termination Date (as defined herein), and in full settlement of any claims that each party has, had, may have or may have had against the other party or the RELEASEES as specifically set forth herein, Associate and the Company agree to the following:

1.Consideration to Associate:

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(a)Contingent upon full execution by the parties, including Associate timely returning to the Company an executed original or copy of this Agreement- without revoking it - the Company shall:
i.pay Associate all salary and accrued, unused vacation pay earned through the Termination Date, less all applicable withholding taxes. Such payments shall be made via the Company’s regular payroll process (for the avoidance of doubt, unless the parties agree to extend the Termination Date, Associate shall not be entitled to any portion of a bonus for services rendered during 2023);
ii.and hereby does waive any claims that Company may have under the Offer Letter or otherwise to pursue reimbursement of relocation expenses incurred by Associate in relocating to the Tampa, Florida area;
iii.and hereby does waive any obligation of Associate to hold any minimum amount of the Company’s Common Shares (as defined below);
iv.and pay Associate the 2022 annual cash performance bonus on or before April 15, 2023 in recognition for services provided and contributions made in 2022.
(b)Subject to Associate executing (and not revoking) a release consistent with the provisions of Section 2 of this Agreement, on the Termination Date, the Company shall cause to be vested immediately 136,335 restricted share units (“RSUs”) which Associate currently holds as the unvested remainder of the RSUs awarded on October 27, 2021.
(c)The Company represents and warrants that all RSUs granted to Associate which have or hereafter vest are in common shares of the Company (the “Common Shares) and that Associate is free (immediately after vesting required, if any, with respect to any vesting requirement to which Associate is bound regarding any award of her RSUs), to sell, transfer or otherwise convey, without limit or other restriction, and at any time or times, any or all her rights in any or all the Company’s Common Shares granted pursuant to the Offer Letter or this Agreement, whether acquired directly or via other securities such as RSUs, subject to compliance with applicable law. The Associate acknowledges receipt of a memorandum dated January 13, 2023 titled “Continuing Reporting Obligations and Transaction Restrictions After Ceasing to be a Section 16 Reporting Person in Respect of Primo Water Corporation.”
(d)Upon the termination of Associate’s employment due to the voluntary resignation, death or disability of Associate before the Termination Date, for purposes of clarity, such event shall not be deemed Cause for termination (as defined in the Amended and Restated Primo Water Corporation Severance and Non-Competition Plan (the “Severance Plan”)), and notwithstanding anything to the contrary all rights of Associate to be paid any consideration pursuant to this Agreement shall be paid in full without reduction, restriction or subject to any repayment arising from any such termination, to Associate if then living or otherwise upon her death to the designee that Associate specifies in writing to Company to be the transferee on death (and if none, to Associate’s spouse, if then surviving, and if not, to her estate) at the time it would be otherwise paid to Associate had such termination not occurred, subject to the terms of this Agreement (including execution of a release consistent with the provisions of Section 2 of this Agreement), except that the salary for Associate shall be payable until such termination date.

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Further, no termination for Cause shall be effective unless and until written notice is delivered to Associate, providing the factual bases for Cause with specificity, and unless Associate fails to cure any default or other noncompliance within 30 days of receipt of such notice.

2.General Release and Dismissal of Claims: In exchange for the promises and payments made by the Company and Associate as outlined in this Agreement, the parties further agree as follows:

(a)Associate hereby warrants, represents and certifies that Associate has not filed or instituted (and, no person or agency has filed or instituted on Associate’s behalf and/or at Associate’s direction – and if filed not at Associate’s direction, Associate will seek dismissal of) any complaints, lawsuits, actions, causes of action, in law or equity, administrative charges, claims, controversies, demands, grievances and/or proceedings whatsoever against any RELEASEE, in any forum including, but not limited to, any federal, state and local court, the New York Stock Exchange (“NYSE”), the National Association of Securities Dealers (“NASD”), the Connecticut Commission on Human Rights and Opportunities, the Connecticut Department of Labor, the Georgia Commission on Equal Opportunity, the Georgia Department of Labor, the United States Department of Labor and the United States Equal Employment Opportunity Commission (“EEOC”) or any other equivalent state government agency and, to the extent that any administrative charge has been or is filed with the EEOC or any other equivalent state government agency by or on Associate’s behalf, Associate agrees not to seek or in any way obtain or accept any monetary award, recovery or settlement therefrom and agrees that Associate understands that such limitation does not in any way restrict Associate’s ability to pursue such charge.

(b)Each party hereby releases and forever discharges the other party and with respect to such release and discharge of the Company, its insurers, affiliates, divisions, parents, subsidiaries, any merged entity or merged entities, prior and successor entities, and/or its and their present and former officers, partners, directors, employees, agents, shareholders and/or successors, assigns, trustees, heirs, administrators, executors, representatives and/or principals thereof (together referred to as “RELEASEES”), from all claims, actions, causes of action, lawsuits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, promises, claims, charges, complaints and demands whatsoever, whether in law or equity, known or unknown, against either party or the RELEASEES, that the other party, and, if any, its heirs, executors, administrators, successors, and assigns, may now have or hereafter later determine that a party has or had upon, or by reason of, any cause or thing whatsoever, including, but not limited to, with respect to claims of Associate, claims arising under the Americans With Disabilities Act (“ADA”), the National Labor Relations Act (“NLRA”), the Fair Labor Standards Act (“FLSA”), the Equal Pay Act (“EPA”), the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., as amended including, but not limited to, breach of fiduciary duty and equitable claims brought under § 1132(a)(3) (“ERISA”), the Worker Adjustment and Retraining Notification Act (state or federal), as amended, Title VII of the Civil Rights Act of 1964, the Vocational Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981 of the Civil Rights Act, the Older Workers’ Benefit Protection Act (“OWBPA”), the Family Medical Leave Act (to the extent permitted by law), and/or with respect to claims of any party, claims arising under any other federal, state or local human rights, civil rights, wage-hour, pension, whistleblower, or labor law, rule, statute, regulation, constitution or ordinance and/or public policy, contract or tort law, or any claim of retaliation under such laws, or any claim of breach of any contract (whether express, oral, written or implied from any source), or any claim of intentional or negligent infliction of emotional distress, tortious interference with contractual relations, wrongful or abusive or constructive discharge, defamation, discrimination, failure to accommodate, interference with leave rights (including but not limited to family, medical,

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sick, or personal leaves), retaliation, harassment, failure to retain records, prima facie tort, fraud, negligence, loss of consortium, malpractice, breach of duty of care, breach of fiduciary duty or any action similar thereto against Associate, the Company, or any of other RELEASEES, including any claim for attorneys’ fees, expenses or costs based upon any conduct from the beginning of the world up to and including the Effective Date of this Agreement; provided, however, that Associate does not waive any right to file an administrative charge with the EEOC, subject to the condition that Associate agrees not to seek, or in any way obtain or accept, any monetary award, recovery or settlement therefrom; and further provided, however, that Associate does not waive any rights with respect to, or release the Company from, payments of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to Associate under the terms of the Company’s retirement, savings, deferred compensation and/or profit sharing plan(s) or any claims for state Disability or Workers’ Compensation benefits (except that Associate hereby releases and waives any claims that Associate’s termination was to avoid payment of such benefits or payments or that, as a result of Associate’s termination, Associate is entitled to additional benefits or payments); and further provided, however, that Associate does not release any claim of breach of the terms of this Agreement. Additionally, for clarity, the Company confirms that Associate does not release or waive any claims arising out of facts or events occurring after her execution of this Agreement.
(c)Associate is entitled in the remainder of her term of employment to accept and serve on up to three (3) seats at any time on the boards of directors of other companies, subject to compliance with the restrictive covenants set forth in the Offer Letter and Severance Plan;
(d)Thus, for the purpose of implementing a full and complete release and discharge of the parties and RELEASEES, each party hereto expressly acknowledges that this general release is intended to include in its effect, without limitation, all claims which a party does not know or suspect to exist in such party’s favor at the time of execution hereof, and that this general release contemplates the extinguishment of any such claim or claims.

(e)Associate agrees to immediately seek and obtain dismissal with prejudice of any complaint, lawsuit, action, cause of action, administrative charge, claim, controversy, demand, grievance or proceeding (unless such proceeding is a class action, in which case Associate agrees to “opt out” of the class and not participate in the class action and such proceeding is at or initiated by the EEOC) in the event that, for any reason, any complaint, lawsuit, action, cause of action, administrative charge, claim, controversy, demand, grievance or proceeding covered by Paragraphs 2 is currently pending or is instituted hereafter in violation of Associate’s obligations in this Agreement on Associate’s behalf, and to not, unless required by law to do so (and then subject to the terms of Paragraph 2 and Paragraph 3), testify, provide documents or otherwise participate or request others to participate on Associate’s behalf in any such proceeding or litigation arising therefrom or associated therewith, except to the extent compelled by law including but not limited to, if subject to legal sanction or penalty imposed by judicial or statutory requirements, and, subject to only such exception, in no event, from any such source or proceeding whatsoever, to seek, or in any way obtain or accept any monetary award, recovery, settlement or relief therefrom. Associate’s obligation to dismiss and/or withdraw any and all complaints includes, but is not limited to, any complaint made internally to the Company or any of the RELEASEES – via any medium including, but not limited to, the Company’s Ethics Point hotline – either in Associate’s own name or anonymously, about any of the RELEASEES or any associate, employee, agent, or representative of any of the RELEASEES. Should Associate file or otherwise bring a claim in violation of Paragraph 2 or fail to seek and obtain such dismissal or withdrawal or “opt out” in accordance with the terms of this Agreement, Associate will, at the option of the Company, be considered in material breach of this Agreement.

(f)Promise Not to Sue: A “promise not to sue” means that a party promises not to knowingly sue any other party (which in the case of barring Associate from suing, includes barring Associate from suing either the Company or any other RELEASEE) in court for any claim which has been released under this Agreement or pursuant to any release signed as it requires. This is different

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from the General Release above. Besides releasing claims covered by that General Release, Associate and Company each agrees never to knowingly sue the other (and further, Associate agrees not to knowingly sue any other RELEASEE) for any reason covered by that General Release or any other release that the parties sign as this Agreement requires. Despite this Promise Not to Sue, however, Associate or the Company may file suit to enforce their respective rights under or arising out of this Agreement or the Offer Letter or the Severance Plan. If Associate or the Company sues the other, or if Associate sues any other RELEASEE, in violation of this Agreement, the party so violating such commitment shall be required to pay that other party’s reasonable attorneys’ fees and other litigation costs incurred in defending against violator’s suit.
(g)Any and All Work-Related Injuries and Accidents Reported: By signing this Agreement, Associate affirmatively represents that as of the date of Associate signing this Agreement, Associate has already reported any and all work-related injuries that Associate has ever sustained, and/or accidents Associate has ever been involved in, during Associate’s employment with the Company, to the extent Associate had ever incurred any work-related injuries or been in involved in any work-related accidents.
(h)RELEASEE Claims Against Associate: Notwithstanding anything to the contrary in this Agreement, if any RELEASEE were to bring, induce any third party to bring, or aid or abet any third party to bring, any claim or other action against Associate, nothing is intended to prevent or in any way restrict Associate from defending against such claim or other action in any lawful manner, and such rights of Associate shall include, but not be limited to, filing and prosecuting counter-claims or cross-claims regarding the subject matter of the claim or other action against Associate, regardless of any releases or other terms of this Agreement, to seek to enforce all rights and assert all defenses available at law or in equity to or for the benefit of Associate.

3.Separation of Employment: Associate recognizes and agrees that Associate’s last day of employment and effective termination date shall be July 1, 2023 (“Termination Date”). Associate further recognizes and agrees that Associate’s employment relationship with the Company and/or any of the other RELEASEES has been permanently and irrevocably severed as of the Termination Date. Accordingly, Associate agrees that Associate will not seek and hereby waives any claim for employment, reinstatement, re-employment, assignment or otherwise (as a full-time or part-time employee, temporary worker, independent contractor or consultant or any other position in which Associate receives payment either directly or indirectly from the Company) with the Company or any of its affiliated companies or any merged or acquired entity or entities, at any time in the future, and that, if offered such employment, re-employment, assignment or work, Associate will decline such offer, and that this Agreement shall be a complete bar to any such application for employment or re-employment; provided, however, that the terms and application of this paragraph may be waived in writing by a duly authorized representative of the employing entity at issue in its sole discretion, which writing makes specific reference to this Agreement. Associate agrees that any refusal to hire or engage Associate in the future shall be pursuant to the Parties’ mutual agreement embodied in this Agreement and shall not be actionable as unlawful in any way. Moreover, Associate agrees that as of the date hereof, Associate will be deemed to have resigned all corporate officer or director positions held by Associate with the Company and any of the other RELEASEES as of the date hereof, and Associate agrees to execute written tenders of resignation as may be requested by the Company to evidence such resignations. Finally, Associate agrees that, as of the date hereof, she is no longer an “executive officer” or “reporting insider” for purposes of applicable securities laws.

4.Non-Disparagement and Employment Verification:

(a)In addition to the non-disparagement terms of Associate’s Offer Letter (which shall survive this Agreement), each party agrees to not disparage or impugn the reputation of the other party or, with respect to Associate’s own actions, of any other RELEASEE, and to not post any

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negative comments about the other party, or with respect to Associate’s own actions, of any RELEASEE, on any social media platform including any in-person, electronic, or online chatrooms or message boards (e.g., Facebook, Linked-In, Craigslist, AOL, etc.).

(b)Associate and the Company also agree that, for employment verification purposes, Associate may direct prospective employers to the Company at the contact below and that the Company will confirm with the prospective employer only Associate’s dates of employment and last position held, without substantive commentary on Associate’s performance:

Human Resources
Primo Water Corporation
1150 Assembly Drive, Suite 800
Tampa, FL 33607
5.Return of Property:    Associate warrants that Associate has returned to the Company all property belonging to the Company including, but not limited to, any proprietary or confidential information of the Company in Associate’s possession, custody or control. By signing this Agreement, Associate warrants that Associate has retrieved and returned all such property in Associate’s possession, custody or control as required above. To the extent any Company property remains in the possession of Associate after the date hereof in violation of the terms above, and Associate fails to return such Company property within 3 business days of the Company demanding return of the property, Associate agrees that the Company shall be entitled to injunctive relief to enforce its rights or may reduce the payments made hereunder to replace such Company property and that Associate waives any claim to entitlement of payment of that reduced amount.

6.Ongoing Obligations Survive Termination: Associate understands, acknowledges and agrees that Associate has certain ongoing obligations including, but not limited to, obligations under the Company’s Code of Conduct (including, without limitation, obligations with regard to the confidentiality of trade secrets and confidential and proprietary information), and she reaffirms those obligations and agrees that she shall be bound by them at all times going forward, for so long as by their terms they apply. Associate further agrees to continue to discharge Associate’s duty of confidentiality with respect to all trade secrets and confidential and proprietary information which Associate received by virtue of Associate’s employment with the Company. Additionally, Associate agrees that Associate has advised the Company of all facts of which Associate is aware that Associate believes may constitute a violation of the Company’s Code of Conduct and/or the Company’s legal obligations. Associate also understands, acknowledges, and agrees that Associate has certain ongoing obligations as set forth in Section 5 of the Offer Letter and Section 7 of the Severance Plan which shall survive Associate’s termination of employment, and shall remain in effect according to the terms of the Offer Letter and the Severance Plan. Associate agrees that any breach of these ongoing obligations shall be subject to a claim for damages or equitable relief (or both), including but not limited to injunctive relief.

7.Payment of All Compensation Due: Other than bonuses or incentive consideration due pursuant to the Offer Letter or this Agreement, future payroll, reimbursement and other amounts not yet accrued and due, Associate warrants, represents, agrees and certifies that Associate has been paid and/or has received any and all compensation, salary, wages, overtime, regular straight time wages, minimum wages, bonuses, commissions, expense reimbursements, and/or benefits to which Associate is, was, may be, or may have ever been entitled from the Company and/or any other RELEASEES under any Canadian (federal or provincial) or U.S. federal, state, or local statute, law, or ordinance, or common law, or contract. Associate further agrees that Associate has been properly paid for all hours ever worked for the Company and that Associate regularly exercised significant discretion and independent judgment with respect to matters of significance throughout Associate’s employment with the Company.

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8.Cooperation: The Company or other RELEASEE(S) may be, or may become, involved in disputes with third parties or regulatory/governmental agencies concerning matters relating to Associate’s employment or former employment or current or former areas of responsibility at the Company, including its parent company or subsidiaries. Additionally, the Company may need Associate’s assistance with other operational or regulatory matters, including assistance with the completion of the Company’s proxy statements and other filings. In such events, through the Termination Date, and provided that the Company has complied with all its obligations to Associate, subject to all other obligations of Associate, Associate agrees to undertake good faith efforts to be available by phone for consultation with the Company to provide information which Associate has readily available.

9.Governing Law and Choice of Venue: The Parties further agree that this Agreement will be governed by the laws of the State of Florida, to the extent not preempted by federal law, and the parties will submit to the jurisdiction of the state and/or federal courts located within Tampa, Florida for the resolution of any dispute which may arise hereunder and that the parties waive any right they may have to trial by jury in any such dispute.

10.Effect of Invalidation of a Provision of this Agreement: The Parties further agree that if any of the provisions, terms, clauses, waivers and releases of claims and rights contained in this Agreement are declared illegal, unenforceable or ineffective in a legal forum of competent jurisdiction, such provisions, terms, clauses, waivers and releases of claims or rights shall be modified, if possible, in order to achieve, to the extent possible, the intentions of the Parties, and, if necessary, such provisions, terms, clauses, waivers and releases of claims and rights shall be deemed severable, such that all other provisions, terms, clauses, waivers and releases of claims and rights contained in this Agreement shall remain valid and binding upon both Parties; provided, however, that notwithstanding any other provision of this Agreement, if any portion of the waiver or release of claims or rights or the confidentiality terms is held to be unenforceable, the Company, at its option, may seek modification or severance of such portion solely to the extent consistent with the intention of the parties’ hereto.

11.Modification: The Parties further agree that this Agreement may not be altered, amended, modified, superseded, canceled or terminated except by an express written agreement duly executed by all the Parties or their attorneys on their behalf, which makes specific reference to this Agreement.

12.Complete Negotiated Agreement Between the Parties: This Agreement set forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter thereof (subject to Paragraph 6 above). The Parties agree that this Agreement is a negotiated agreement because it is voluntary, deliberate, and informed, provides consideration of value to Associate, and Associate has been given notice and an opportunity to retain an attorney or is represented by an attorney. In the event of any conflict between the terms of this Agreement and any other agreement, including without limitation the Offer Letter or Severance or Equity Plans, the terms and conditions of this Agreement shall control and supersede any inconsistent terms or conditions.

13.Opportunity to Review, Knowing and Voluntary Release, and Revocation Right: Associate understands and agrees that:

(a)Associate has been provided a full and fair opportunity, indeed a full twenty-one
(21) days after receipt of this Agreement, within which to review, consider, and negotiate this Agreement, and Associate’s execution and return of this Agreement prior to the expiration of this review period shall constitute a knowing and voluntary waiver of the days remaining in the review period provided;

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(b)Associate has been advised to consult with an attorney which Associate may freely choose prior to executing this Agreement to decide whether to sign this Agreement and accept the benefits that have been offered to Associate under this Agreement;

(c)Associate may revoke Associate’s execution of this Agreement within seven (7) days of Associate’s execution by hand delivering written notice of revocation that specifically and expressly references this Agreement to the Company contact provided in Paragraph 17 below;

(d)Associate has carefully read and fully understands the provisions of this negotiated Agreement;

(e)Associate is, through and in accordance with the terms set forth in this Agreement, releasing RELEASEES from any and all claims Associate has or may come to have against the RELEASEES arising up through the date of her execution of this Agreement;

(f)Associate knowingly and voluntarily agrees to all the terms set forth in this negotiated Agreement, without duress, coercion or undue influence;
(g)Associate is not waiving any rights or claims that may arise after this Agreement is executed; and

(h)Associate is, by reason of this Agreement and the release of claims herein, receiving from the Company good and sufficient consideration in addition to anything of value to which Associate is already entitled.

14.Effective Date: Associate understands and agrees that – assuming Associate timely returns this Agreement fully executed – by virtue of the seven-day revocation period provided in Paragraph 13(c) and assuming Associate does not revoke Associate’s acceptance, this Agreement shall become effective as to Associate as of the eighth day following the date on which Associate timely executes this Agreement (the “Effective Date”), and thereafter Associate may not change Associate’s decision or seek any other remuneration in any form.
15.Confirmation: The Company acknowledges that the Associate is still in the process of relocating. Specifically, the Associate is still in temporary living (3-bedroom apartment with her family), and the Company acknowledges that the Associate’s relocation still needs to be completed. The Company shall complete the delivery of household goods to Associate’s house in Tampa, Florida per the Company’s relocation program, which specifies the following: (a) delivery and unpacking of ordinary household goods, (b) normal hookup and disassembly of appliances (washer, dryer, stove, microwave, refrigerator), (c) insurance replacement value, (4), shuttle service as needed, (d) third party services capped at $1,000, and (e) debris pick-up .
16.Binding Effect: All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective personal representatives, legal representatives, heirs, successors and assigns. The Company represents and warrants that the person signing this Agreement has the full authority, including any necessary consent of the Board of the Directors of the Company, necessary or appropriate to enter into this Agreement and for the Company to fulfill its obligations hereunder.
17.Notices: All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such

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notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to
If to Associate: Cate Gutowski, 160 W. Tyler St., Unit 806, Tampa, FL 33602, until March 1, 2023, and thereafter to: 3317 Elizabeth Court, Tampa, FL 33629, with a copy to (which shall not constitute notice): Ronald N. Rosenwasser, O’Hagan Meyer, 111 Huntington Avenue, Suite 2860, Boston, MA 02199,
-and-
If to the Company, Primo Water Corporation, 1150 Assembly Drive, Suite 800, Tampa, FL, 33607, ATTN: CEO,
with a copy to (which shall not constitute notice): Employment Counsel, Primo Water Corporation, 1150 Assembly Drive, Suite 800, Tampa, FL 33607
or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice is considered delivered: (a) on the date delivered if by personal delivery; (b) on the date of transmission either by email or telefax, in each case with confirmed answer back or other reasonably confirmed receipt; or (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities or courier service as not deliverable, as the case may be, if mailed or couriered.
18.Enforcement Costs: If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees include paralegal fees, administrative costs, investigative costs, costs of expert witnesses, court reporter fees, sales and use taxes, if any, and all other charges billed by the attorneys to the prevailing party.
19.Execution in Counter-Parts and Delivery of Agreement: The Parties agree that this Agreement may be executed in counter-parts, with the same force and effect as if executed by all Parties on the same paper. The Parties further agree that Associate shall submit this executed Agreement to the two contacts listed below with a scanned copy sent to both via email to the email address, if any, set forth immediately below each of the following parties:

Human Resources Primo Water Corporation 1150 Assembly Drive, Suite 800 Tampa, FL 33607	Employment Counsel Primo Water Corporation 1150 Assembly Drive, Suite 800 Tampa, FL 33607 CLO@primowater.com

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To signify their agreement to the terms of this Agreement, the Parties have executed this Agreement on the date beside their signatures which appear below.

Dated: January 20, 2023     /s/ Cate Gutowski
Cate Gutowski

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Dated: January 20, 2023     /s/ Anne Melaragni
Primo Water Holdings, Inc.

By:     Anne Melaragni

Title:     Chief Human Resources Officer

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